EXHIBIT 9


                          SHAREHOLDERS SERVICE CONTRACT

     AGREEMENT, dated March 26, 1996, between COMPOSITE EQUITY SERIES, INC. (the "Fund"), a Washington corporation with offices at 601 West Main Avenue, Suite 801, Spokane, Washington 99201, and MURPHEY FAVRE SECURITIES SERVICES, INC. (the "Transfer Agent"), a Washington corporation with offices located at 601 West Main Avenue, Suite 801, Spokane, Washington 99201:

                               W I T N E S S E T H

     WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, whose shares will be registered under the Securities Act of 1933; and

     WHEREAS, the Transfer Agent engages in the business of rendering computer and related services and acting as transfer agent and shareholder servicing agent for investment companies;

     WHEREAS, the Fund desires the Transfer Agent to perform the services set forth in Schedule A attached hereto and incorporated herein by reference, and the Transfer Agent is willing to perform such services;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Fund and the Transfer Agent agree as follows:

     1. The Transfer Agent shall perform for the Fund the services set forth in Schedule A for a monthly fee as detailed in Schedule C (see attached addenda).

     2. The Fund agrees to reimburse the Transfer Agent for postage, the procurement and/or printing of share certificates, statements, envelopes, checks, reports, tax forms, proxies, or other forms of printed material required in the performance of its services to the Fund under this agreement.

     3. The Fund agrees to reimburse the Transfer Agent for all freight and other delivery charges and insurance or bonding charges incurred by the Transfer Agent in delivering materials to and from the Fund and for certificates delivered to shareholders.

     4. The Fund agrees to reimburse the Transfer Agent for all direct telephone expenses incurred by the Fund in calling shareholders regarding their Fund transactions, accounts, and for any other Fund business.

     5. The Transfer Agent at the end of each month during the term of this agreement will render an itemized statement to the Fund for its charges under this agreement. Payment by the Fund is due 10 (ten) days from the date such statement is received.

     6. The Fund agrees that all computer programs and procedures developed to perform services required under this agreement are the property of the Transfer Agent and the Transfer Agent agrees that all records and other data, except computer programs and procedures, are the property of the Fund. The Transfer Agent agrees that it will furnish all records and other data as may be requested to the Fund immediately upon termination of this agreement for any reason whatsoever.

     7. The Transfer Agent agrees to treat all records and other information relative to the Fund with utmost confidence and further agrees that all records maintained by the Transfer Agent for the Fund shall be open to inspection and audit at reasonable times by the officers, agents or auditors employed by the Fund and that such records shall be preserved and retained by the Transfer Agent so long as this agreement shall remain in effect.

     8. The Transfer Agent shall not be liable for any damage, loss of data, delay or any other loss caused by any such power failure or machine breakdown, except that the Transfer Agent shall be liable for actual out-of-pocket costs caused by any such power failure or machine breakdown, and the Transfer Agent shall recover the data in process that is assumed lost during any power failure or machine breakdown.

     9. The Transfer Agent will maintain in force through the duration of this agreement at least $1,000,000 or more fidelity bond written by a reputable bonding company, covering theft, embezzlement, forgery and other acts of malfeasance by the Transfer Agent, its employees, or agents in connection with services performed for the Fund.

     10. This agreement is a continuation of the agreement dated March 26, 1991. This agreement may be terminated without the payment of any penalty by either party upon (90) days' written notice thereof given by the Fund to the Transfer Agent and upon one hundred eighty (180) days' written notice thereof given by the Transfer Agent to the Fund.

     11. Any notice shall be officially given when sent by registered or certified mail by either party to the foregoing addresses, provided that either party may notify the other of any changed address to which such notices should be mailed hereunder.

     12. This agreement constitutes the entire agreement between the parties and shall be governed by, and its provision shall be construed in accordance with, the laws of the state of Washington.

     13. This contract will be subject to review annually.

     IN WITNESS WHEREOF, the parties hereto cause this agreement to be executed by their officers designated below as of the date first above-written.

                                          COMPOSITE EQUITY SERIES, INC.

                                          By:/s/ WILLIAM G. PAPESH
                                               President

                                        MURPHEY FAVRE SECURITIES SERVICES, INC.

                                          By:/s/ WILLIAM G. PAPESH
                                               President

                                   SCHEDULE A


I.         Shareholder Services

           A. Maintain all shareholder records on electronic data processing equipment, including:

                1.  Share balances

                2.  Account transaction history

                3.  Names and addresses

                4.  Certificate records

                5.  Distribution records

                6.  Transfer records

                7.  Over-all control records

           B.  New Accounts

                1. Deposit all monies received into transfer account maintained for the Custodian.

                2. Set up account according to shareholders' instructions as to:

                    a.  Amount of shares purchased

                    b.  Retain shares or deliver to shareholder

                3.  Issue and mail shareholder confirmations

           C.  Additional Purchases

                1. Deposit monies received into transfer account maintained for the Custodian.

                2.  Issue shareholder confirmations


           D.  Liquidations - Full and Partial

                1.  Liquidate shares upon shareholder request

                2.  Issue checks for amount of liquidation

                3.  Issue and mail shareholder confirmation

           E. Transfer shares as requested which includes obtaining necessary papers and documents to satisfy transfer requirements. On irregular transfer requiring special legal opinions, such special legal fees, if any, are to be paid for by the Company.

           F.  Prepare and mail certificates as requested by shareholders

           G.  Process changes, corrections of addresses and registrations

           H.  Maintain service with shareholders as follows:

               1.   Activity   required  to   receive,   process  and  reply  to
                    shareholders'  correspondence  regarding  account matters

               2. Refer correspondence regarding investment matters to the Company with sufficient account data to answer

               3.   Contact   shareholders   directly  to  settle  problems  and
                    questions

           I.  Compute distributions, dividends and capital gains

               1.   Reinvest in additional shares

               2. Advise each shareholder of amount of dividends received and tax status annually

           J.  Handle replacement of lost certificates

           K.  Produce transcripts of shareholder account history as required

           L. Maintain the controls associated with the computer programs and manual systems to arrive at the Company's total shares outstanding

           M. Receive mail and perform other administrative functions relating to transfer agent work.


II.        Reports and Schedules

           A.  Daily

                1.  Name and address changes

                2.  Name and address additions and deletions

                3.  Transaction Register

                    a.  Purchases

                    b.  Sales

                    c.  Adjustments

                4.  Cash reconciliation - cash received for day

                5.  Check reconciliation - checks issued for day

                6.  Transaction reconciliation

                    a.  Amount received

                    b.  Total shares purchased

                    c.  Number of purchase transactions

                    d.  Amount liquidated

                    e.  Total shares liquidated

                    f.  Number of liquidations

                    g.  Checks issued for liquidations

           B.  Bi-Monthly

                1.  Balance list of shareholders in account number sequence

                    a.  Number of issued shares outstanding

                    b.  Number of unissued shares outstanding

                    c.  Total shares outstanding

                2.  a.  Purchases, sales and adjustments

                    b.  Certificates issued

                    c.  Certificate, redemptions and transfers

                    d.  Certificate reconciliation by certificate number

           C.  Monthly

                1.  Sales by states for month

           D.  Periodically

                1.  Alphabetical account listing

III.       Other Services

           *A.  Mailing labels or other mailing services to shareholders

           *B.  Services in connection with any stock splits

           *C. The computer system is designed to produce almost any display of statistical management or accounting data in almost any format desired by the management, auditors or directors. The parameters of reporting are only limited to the data contained on disc. With sufficient notice, this information is available to management in accordance with charges as itemized in Schedule B.

*  Extra charge services, per Schedule B.

                                   SCHEDULE B

                           TIME AND MATERIAL SERVICES

                 Computer..............................................$50/hour

                 Keypunch..............................................$10/hour

                 Clerical..............................................$10/hour

                 Programming and Direct Technical Management $25/hour

                 Travel and per diem expenses (chargeable only
                   when authorized by Company).........................At Cost

                 Mailing Services......................................At Cost

Any of the above services when performed outside regular working hours of Murphey may be billed at 150 percent of the above.

                 SCHEDULE C: MONTHLY SHAREHOLDER SERVICING FEES
                                 March 26, 1996


                                                 Fee Per Account Per Month

                                                 Class A          Class B

Composite Bond & Stock Fund                       $1.35            $1.45

Composite Growth & Income Fund                    $1.35            $1.45

Composite Northwest Fund                          $1.35            $1.45

Composite Income Fund                             $1.60            $1.70

Composite Tax-Exempt Bond Fund                    $1.60            $1.70

Composite U.S. Government Securities              $1.60            $1.70

Composite Cash Management Company
       Money Market Portfolio
              First 25,000 accounts               $1.55            $1.65
              Each additional account             $1.25            $1.35

Composite Cash Management Company
       Tax-Exempt Portfolio
              First 25,000 accounts               $1.55            $1.65
              Each additional account             $1.25            $1.35